Exhibit 99.1

GO ACQUISITION CORP.

450 West 14th Street, 15th Floor
New York, NY 10014

June 17, 2022

Dear Fellow Stockholders,

We are writing to advise you that we have made the hard decision to discontinue GO Acquisition Corp.’s (“GO”) pursuit of an initial business combination and begin the process of redeeming GO’s Class A Common Stock and returning your capital to you. Subject to approval by our Board of Directors, we expect the redemption for our Class A Common Stock to occur, and to return at least $10.00 per share, as promptly as practicable following (but not more than 10 business days after) August 7, 2022.

Since launching GO in August 2020, we have pursued what we believe to be the right transaction for GO rather than simply a transaction. Now, as we approach the second anniversary of GO’s initial public offering, it is apparent to us that we will not be able to complete the “right” initial business combination for GO within the two year timeframe set out in GO’s charter. While we could have sought additional time from you to identify and complete a transaction, and thus avoided or delayed a loss of our own investment in GO, we simply do not believe that would be in the best interests of our stockholders at this time, and thus reached the conclusion we share with you today.

From the outset, our goal was to complete an initial business combination that fairly valued a business and provided attractive returns to our investors with an opportunity for out-sized growth driven by a combination of new capital, commercial opportunities and conviction. For nearly two years, we worked diligently towards that goal:

●	We evaluated more than 100 companies and engaged in management discussions with a meaningful number of them. These businesses spanned the travel sector, including cruise lines, infrastructure, lodging and hospitality, private aviation, travel and expense management, travel distribution and travel technology, among others, and were located in North America, Europe and Asia.

●	We executed more than a dozen confidentiality agreements and had advanced discussions concerning potential transaction terms with 7 of those companies, and conducted extensive business, financial and/or legal due diligence with regard to these potential transactions.

●	Several opportunities reached the stage of negotiated terms, exclusivity arrangements and, in some cases, the point of testing the PIPE market.

●	In total, we invested thousands of hours and incurred approximately $3 million in third-party, out-of-pocket costs at our expense pursuing these efforts exclusive of underwriting fees.

Although we evaluated a number of great companies and management teams, none of these opportunities reached the point where we could announce an initial business combination that we felt achieved our goals while maintaining our discipline as stewards of your capital. Moreover, several factors contributed to the difficulty completing a transaction at different times on our journey:

First, the exuberance in the SPAC market in the months following the launch of GO, and the subsequent rapid reversal in sentiment, made it very challenging to consummate a deal at a valuation and on terms we felt aligned the interests of buyer and seller.

Second, the various waves of the pandemic, and the unpredictable nature of their impact on business results, made it difficult for target companies to prepare forecasts that we believed would stand up to scrutiny in the public markets.

Third, the more recent macroeconomic environment and current challenges in the SPAC market have made successfully completing a deal and the de-SPAC process – regardless of the underlying merits of the target business – nearly impossible, particularly as we felt valuations did not reflect the risks.

Lastly, the evaporation of the PIPE market, the increased level of redemptions and increased volatility in the market reduced the certainty we could offer target companies, making other alternatives, such as traditional IPOs, private capital, or simply waiting relatively more attractive to targets businesses.

As noted, subject to approval of our Board of Directors, we expect the redemption for the shares of our Class A Common Stoc to occur as promptly as practicable, but not more than 10 business days after, August 7, 2022 (the “Redemption Date”). On the Redemption Date, GO will instruct Continental Stock Transfer & Trust Company, as trustee and paying agent (“CST”) under the Trust Agreement dated August 4, 2000 between GO and CST (the “Trust Agreement”), to pay you the amount remaining from the trust account established by the Trust Agreement after the release of funds for the payment of taxes and dissolution expenses, at which time the Class A Common Stock will no longer be deemed outstanding. Subject to approval by our Board of Directors, we expect this amount to be at least $10.00 per share. We expect CST to effectuate this payment within 10 business days of the Redemption Date. In addition, in connection with the redemption of the Class A Common Stock, all outstanding warrants of the Company will be cancelled with effect on the Redemption Date. Once the redemption process is completed, we intend to commence an orderly liquidation and dissolution of GO Acquisition Corp.

While, we are disappointed with the outcome, we value and appreciate the trust and support that you gave us and look forward to the next opportunity with you.

Regards,

/s/ Noam Gottesman	/s/ Greg O’Hara
Noam Gottesman	Greg O’Hara
Co-Chief Executive Officer and Director	Co-Chief Executive Officer and Director